Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-176855

Sempra Energy

Final Term Sheet

June 10, 2014

3.55% Notes due 2024

This free writing prospectus relates only to the securities described below and should be read together with Sempra Energy’s preliminary prospectus supplement dated June 10, 2014 (the “Preliminary Prospectus Supplement”), the accompanying prospectus dated September 15, 2011 and the documents incorporated and deemed to be incorporated by reference therein.

Issuer:	Sempra Energy (the “Company”)

Securities Offered:	3.55% Notes due 2024

Aggregate Principal Amount Offered:	$500,000,000

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2014

Coupon:	3.55%, accruing from June 13, 2014

Maturity:	June 15, 2024

Yield to Maturity:	3.585%

Spread to Benchmark Treasury:	+ 95 basis points

Benchmark Treasury:	2.50% due May 15, 2024

Benchmark Treasury Yield:	2.635%

Optional Redemption Provision:	Prior to March 15, 2024, make whole call at Adjusted Treasury Rate (as defined in the Preliminary Prospectus Supplement) +15 basis points. On and after March 15, 2024, 100% of the principal amount. See the Preliminary Prospectus Supplement for the definition of “Adjusted Treasury Rate” and for further terms and provisions applicable to optional redemption.

Price to Public:	99.708%, plus accrued interest, if any

Trade Date:	June 10, 2014

Settlement Date:	June 13, 2014 (T+3)

CUSIP:	816851AV1

ISIN:	US816851AV10

Anticipated Rating[1]:	Baa1 (stable) by Moody’s Investors Service BBB+ (stable) by Standard & Poor’s Ratings Services BBB+ (stable) by Fitch Ratings

Joint Book-Running Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC Credit Suisse Securities (USA) LLC

Co-Managers:	Goldman, Sachs & Co. U.S. Bancorp Investments, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, or by calling Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

[1]	Note: A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.

2